EXHIBIT 5

August 31, 2009

Standex International Corporation

6 Manor Parkway

Salem, NH   03079

Gentlemen:

I have caused to be prepared by the legal staff under my direction, a Registration Statement on Form S-8 pursuant to the Securities Act of 1933, as amended, (the “Registration Statement”) to be filed with the Securities and Exchange Commission relating to an aggregate of 750,000 shares of the Common Stock par value $1.50 per share (the “Shares”) of Standex International Corporation, a Delaware corporation (the “Company”), issuable under the 2008 Long Term Incentive Plan of the Company (the “Plan”) which was approved by the stockholders of the Company at the Annual Meeting of Stockholders held on October 28, 2008.

I am Vice President, General Counsel and Secretary of the Company.  I am beneficial owner of 27,989 shares of Common Stock (including approximately 14,711 shares in the form of unvested restricted stock).  I have examined the Restated Certificate of Incorporation, as amended, and By-laws of the Company, the Registration Statement and such other documents as I have deemed material for the purposes of this opinion.

Based on the foregoing, it is my opinion that:

1.

The Company is a corporation duly organized and validly existing under the laws of the State of Delaware; and

2.

The Shares are duly authorized for issuance and, when issued and paid for in accordance with the terms of the Plan, will have been legally issued and will be fully paid and non-assessable.

The foregoing assumes that all necessary steps will have been taken to comply with the requirements of the Securities Act of 1933, as amended, applicable requirements of state law regulating the sale of securities and applicable requirements of the New York Stock Exchange.

I hereby consent to the use of my name in the Registration Statement and under the caption “Legal Opinion” in the Prospectus which is incorporated in the Registration Statement, and to the filing of this Opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

Sincerely,

/s/  Deborah A. Rosen

Deborah A. Rosen

General Counsel

DAR/dpr